Exhibit 10.1

February 22, 2022

George Chappelle
10 Glenlake Parkway
Atlanta, GA 30328

Dear George,

It is my pleasure to submit to you this employment offer with Americold (the “Company”), which shall replace the terms of your current employment agreement dated as of November 2, 2021. Based on your position, the following offer provisions should be attractive and can be summarized within these points:

•The position being offered is Chief Executive Officer, effective on the date you are appointed by the Board of Trustees.
•You will report to our Board of Trustees and are expected to continue as a member of the Board of Trustees, subject to being elected following the end of your current term.
•You will be located out of our corporate office in Atlanta, GA. The Company will provide you relocation and your expenses will be reimbursed pursuant to our relocation policy, which will be provided separately.
•Your annual base salary will be $1,000,000, which will be reviewed on an annual basis.
•The annual incentive compensation opportunity for meeting stated performance goals is targeted at 160% of your $1,000,000 base salary, which will be reviewed on an annual basis and paid in accordance with the terms of the Annual Incentive Plan (“AIP”), which will be provided to you separately.
•You will be eligible to participate in the Americold Realty Trust 2017 Equity Incentive Plan (the “Plan”) in such amounts and at such times as the Compensation Committee of the Board of Trustees shall determine at its sole discretion. All awards will be reviewed annually and subject to the terms and conditions of the Plan. Subject to the final approval of the Compensation Committee and Board of Trustees, the terms of the Plan and associated grant documentation:
◦For 2022, and aligned with our regular annual grant cycle, you would receive an award with a targeted value of $3,560,000 subject to the terms and conditions of the Plan.
•You will be provided with a competitive benefit plan which includes paid medical/dental/vision for you and your dependents through our Executive Health program. Additionally, we offer life insurance, disability, 401(k) and other benefits. Your current benefits elections for 2022 will remain unchanged.
•You will also be eligible for 25 days Paid Time Off per calendar year in accordance with the Company’s policy, as well as 7 paid holidays and 2 floating holidays.
•Additional details such as notice to leave the Company, our Restrictive Covenants and Mandatory Arbitration Agreement and any other termination provisions will be found in our Executive Severance Benefits Plan, which will be provided to you separately and you will be required to sign.
•Once you become retirement eligible, you will not be entitled to any cash severance benefits.
•Please note that your employment with Americold is “at will”. You have the right to review this job offer with anyone you choose, and the Company will reimburse you for the reasonable costs associated with such review.
George, all of us are excited about the opportunities ahead and the contributions you are making with our Company. We are convinced you will continue to add significant value to the success of Americold, and our vision of “becoming our customers most valued partner and supplier.” The team looks forward to making your transition within the Americold family as smooth as possible.

With best regards,
10 Glenlake Parkway | Suite 600, South Tower | Atlanta, GA 30328 | USA | p. +1.678.441.1400 | f. +1.678.441.6824 | www.americold.com

Mark Patterson, Chairman of the Board

Jim Heistand, Chairman, Compensation Committee

cc: Sam Charleston, Lisa Chasey, Jim Snyder

Please sign below to confirm your understanding and acceptance of the above terms and conditions of the employment offer.
Signature:	s/ George F. Chappelle Jr.	Date:	2/24/2022

10 Glenlake Parkway | Suite 600, South Tower | Atlanta, GA 30328 | USA | p. +1.678.441.1400 | f. +1.678.441.6824 | www.americold.com